Exhibit 99.1

October 30, 2009

SOLITARIO EXPLORATION & ROYALTY RECIEVES NOTICE FROM METALLIC VENTURES GOLD INC. OF SUPERIOR OFFER

Denver, Colorado: Solitario Exploration & Royalty Corp. (NYSE Amex: XPL; TSX-TO: SLR; "Solitario") announced that it received a notice on October 29, 2009 from Metallic Ventures Gold Inc. (TSX-TO: MVG; "Metallic Ventures") that Metallic Venture's Board of Directors has determined that it has received a superior offer from International Minerals Corporation ("IMZ"). Solitario and Metallic Ventures are parties to a definitive arrangement agreement dated August 24, 2009, as amended October 13, 2009 (the "Agreement"). The basic financial terms of the IMZ offer to Metallic Ventures shareholders is 8.5 million common shares of IMZ stock and US$24 million in cash. The consideration payable by Solitario pursuant to the Agreement is 19.5 million common shares of Solitario and US$18 million in cash.

Chris Herald, President and CEO of Solitario, stated, "We view our offer under the Agreement as being fully valued and do not intend to present an enhanced offer. Upon termination of the Agreement by Metallic Ventures or Solitario under these circumstances, Solitario will immediately receive a US$2.2 million break fee from Metallic Ventures."

Information concerning the Solitario-Metallic Ventures Agreement was provided in joint news releases dated August 24 and October 13, 2009, and is filed by Metallic Ventures on SEDAR (www.sedar.com) and Solitario on SEDAR and with the Securities and Exchange Commission (www.sec.gov).

About Solitario Exploration & Royalty Corp.

Solitario is a gold, silver, platinum-palladium, and base metal exploration and royalty company actively exploring in Brazil, Mexico and Peru. Besides Votorantim, Solitario has significant business relationships with Newmont Mining and Anglo Platinum. Solitario is traded on the NYSE Amex ("XPL") and on the Toronto Stock Exchange ("SLR").

Additional information about Solitario is available online at www.solitarioxr.com, or for more information contact:

Christopher E. Herald
President and CEO
Solitario Exploration & Royalty Corp.
303-534-1030

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Solitario, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Development of Solitario's properties are subject to the success of exploration, completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, compliance with operating parameters established by such authorities and political risks such as higher tax and royalty rates, foreign ownership controls and our ability to finance in countries that may become politically unstable. Important factors that could cause actual results to differ materially from Solitario's expectations are disclosed under the heading "Risk Factors" and elsewhere in Solitario's documents filed from time to time with Canadian Securities Commissions, the United States Securities and Exchange Commission and other regulatory authorities.

Additional Information

No regulatory authority has approved or disapproved the content of this release. The Toronto Stock Exchange accepts no responsibility for the adequacy or accuracy of this release.